*** Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

AGREEMENT BETWEEN
MYMETICS S.A.
AND BRESLIN AG

MYMETICS S.A. (“MYMETICS”), Route de la Corniche 4, 1066 Epalinges, Switzerland, intends to engage BRESLIN AG (“BRESLIN”), Stauffacherstrasse 45, 8004 Zurich, Switzerland and Am Pfarrhof 4, 63477 Maintal/Frankfurt, Germany (MYMETICS and BRESLIN, individually a “Party” and together “Parties”) as exclusive advisor to advise and support MYMETICS on the partnering process of the intranasal flu vaccination program which has successfully completed a clinical Phase I.

MYMETICS Corporation is an US registered Biotechnology firm and quoted on the OTC market in the US. Its main office is located in Switzerland (MYMETICS S.A.), with an additional office in the Netherlands in Leiden where the R&D department is based (MYMETICS B.V.). MYMETICS’ vision is to become the market leader in the development of new generation mucosal and virosomes based vaccines.

MYMETICS is focused on developing innovative preventative vaccines using two key scientific approaches:

1.	Virosomes as an effective adjuvant and a vaccine delivery method.
2.	Innovative antigen design by generation of mucosal antibodies.

By that, MYMETICS’ strategy addresses two critical needs in developing effective vaccines:

•	Establish a first line of defense against viruses by focusing on the mucosal layer.
•	The development of a proprietary next generation virosome technology that does not use live attenuated or killed pathogens, while increasing the safety, immunogenicity and stability of the vaccine.

BRESLIN is a leading company covering specifically the sectors biotech, pharma, diagnostics, medtech, which supports its clients in M & A, partnering & industrial collaborations, licensing, business development, private equity financing and other corporate activities. BRESLIN’s clients are global corporate companies like Bayer, BASF, Novartis, Bekaert, UBS and the global universe of smaller and mid-sized strategic industrial players and investors in the fields of life sciences and pharma. BRESLIN has successfully closed transactions with a volume of more than $ 1.5 Billion.

BRESLIN intends to support MYMETICS in out-licensing and finding a new partner for the intranasal vaccination program. Solvay (Abbott group) had already partnered the project and completed successfully a clinical Phase I trial with 100 patients but transferred the rights back to Mymetics due to a strategic refocusing. To find a suitable partner, BRESLIN will address its global network of contacts in the area of life sciences and pharma.

BRESLIN and its project-specific team members will assist MYMETICS, as set forth in the following agreement, supported by the global BRESLIN advisory team. The project team on BRESLIN’s side will include senior management as well as area specific advisors. This will be matched from MYMETICS by their experienced management team. BRESLIN will need at MYMETICS’ side at least one responsible person, who acts on behalf of MYMETICS and is available for discussions or meetings.

Therefore, the Parties agree:

1.	SCOPE OF SERVICES

1.1.1.	BRESLIN will provide a range of services to MYMETICS to successfully close a Transaction with regard to the intranasal flu vaccination program.

1.1.2.
For purpose of clarification, a “Transaction” under this agreement (the “Agreement”) means any agreement or any similar transaction, in which MYMETICS, in consideration for the grant of a license or the sale of MYMETICS’ intra nasal influenza vaccine candidate and/or intellectual property rights relating thereto, receives a payment (direct cash, upfront, milestone and/or royalty payments) or other assets (shares etc.) from one or several selected partners, which have been introduced to MYMETICS by BRESLIN and BRESLIN has carried out the services facilitating the successful Transaction as set forth under this Agreement.

1.1.3.	The whole scope of services consists of several phases demanding different levels of business support and consulting services. This is described in more details below in Section 1.2.:

1.2	DETAILS & STRUCTURE OF BRESLIN’S ENGAGEMENT

The whole scope of services of BRESLIN could be divided into five phases of engagement (A to E):

A.	PREPARATION (approx. 2 weeks)

a)	Verifying base of collaboration between MYMETICS and the potential partner (collection & review of existing information);
b)	Preparing information package in cooperation with MYMETICS.

B.	SEARCH & IDENTIFICATION (approx. 2-3 weeks)

a)	Screening of BRESLIN’s global network and international deal flow to identify potential and qualified partners for a strategic partnership, exit or equity financing;
b)	Prioritizing potential partners based on previously defined criteria;
c)	Deliverable: short list of at least 8 to 10 mutually agreed potential partners with prioritization to be approached in phase C.

C.	APPROACH & CONTACTING (8 - 10 weeks)

a)	Personal approach of selected potential partners by BRESLIN;
b)	Providing interested potential partners with non-confidential information packages;
c)	Submitting CDAs prior to disclosure of any confidential material to interested potential partners;
d)	Organizing conference calls and preliminary negotiations with interested potential partners of possible terms and conditions, in particular financial terms;
e)	Reporting to MYMETICS every two weeks by telephone conferences or by way of written activity spreadsheets;
f)	Milestone: go / no-go decision of MYMETICS based on interest and likelihood of closing deal with interested potential partners.

D.	NEGOTIATION & DUE DILIGENCE (6 - 8 weeks)

a)	Organizing conference calls and detailed discussions with selected potential partners of terms and conditions, in particular financial terms; support and establishment of due diligence dataroom(s);
b)	Negotiating with selected potential Partners together with the management of MYMETICS;
c)	Support and assistance of pre-Transaction due diligence with various types of risk estimations and modifications of proposed models;
d)	Signing of formal “Letter of Intent” (LOI);
e)
Support and assistance with final due diligence of data, materials, agreements and selected potential partners; coordination of legal activities; coordination of individual participants and parties to the intranasal flu vaccination program, etc.

E.	FINALIZATION & CLOSING (approx. 4 weeks)

a)	Support and assistance in final negotiations with selected potential partners;
b)	Last minute modifications of services upon MYMETICS’ request;
c)	Coordination and support of all parties in closing procedures.

1.3	ADDITIONAL WORK RELATED TO THE SERVICES

This Agreement covers also more general and strategic consulting issues which are connected to the partnering process of the intranasal flu vaccination program. By providing the services as set forth under Section 1.2., BRESLIN would like to emphasize that BRESLIN is interested in establishing a long-term contractual relationship with MYMETICS, as MYMETICS has a very promising technology platform and an attractive growth potential.

2.	GEOGRAPHIC SCOPE OF THE SERVICES

BRESLIN will provide the services to MYMETICS on a worldwide global basis using its network of advisors and its international contacts of financial investors and industrial players from different segments of the life sciences market.

3.	RENUMERATION SCHEME

3.1	RETAINER FEE

3.1.1.
MYMETICS agrees to pay BRESLIN a monthly retainer fee of 7.500 EUR plus applicable VAT for a period of 6 months (the “Retainer Fee”). MYMETICS AND BRESLIN agree that the Retainer Fee is capped and shall in no event exceed the total amount of 45.000 EUR. BRESLIN will invoice MYMETICS every two months at the beginning of the respective period. The first two-month payment of the Retainer Fee will be due 14 days after the execution of this Agreement.

3.1.2.
The Retainer Fee includes all costs for services provided by BRESLIN to MYMETICS, including communication costs, to the exception of pre-approved travel costs and expenses by MYMETICS, which might arise in connection with travelling to and from MYMETICS’ locations, meetings and negotiations meetings with interested potential partners in the course of a Transaction process (see Section 5 below).

3.1.3.	The Retainer Fee will be deducted from the Success Fee(s) (see Section 3.2. below), if the accumulated Success Fee(s) paid to BRESLIN exceed(s) the total amount of […***…] EUR.

3.2	SUCCESS FEE(S)

3.2.1	Upon successful closing of a Transaction and subject to the terms and conditions set forth in this Agreement, MYMETICS shall pay success fee(s) to BRESLIN (the “Success Fee(s)”) as follows:
(i) […***…] % of  each cash-/upfront-/milestone payment by MYMETICS from the Transaction partner(s) under a Transaction;(ii) […***…]% of the  fair market value of assets received by MYMETICS from the Transaction partner(s) under a Transaction; or (iii) in case royalties are part of a Transaction, € […***…], if the royalty rate received by MYMETICS from the Transaction partner(s) under a Transaction is a […***…] percentage, or € […***…], if the royalty rate received by MYMETICS from the Transaction partner(s) under a Transaction is a […***…] percentage.

3.2.2
BRESLIN will be entitled to the Success Fee(s), provided a Transaction is completed in whole or in part either during the term of this Agreement or up to […***…] months after the termination of this Agreement, and if the Transaction partner was originally introduced by BRESLIN and was part of the short list established and mutually agreed upon in Phase B (see Section 1.2.B(c)). The Success Fee(s) shall be reduced by […***…] for the companies and group companies, with whom Mymetics has established good contacts and which are listed in Appendix A of this Agreement.

3.2.3
In the case where this Agreement is terminated after phase C (see Section 1.2.C) and MYMETICS is approached by an interested potential partner from the initial short list (see Section 1.2.B(c)) for the intra-nasal influenza vaccine candidate within […***…] months after termination of this Agreement, MYMETICS will ask BRESLIN to assist in the closing of the Transaction on the same terms and conditions as this Agreement. In the case where BRESLIN decides not to provide the services to close the Transaction, the agreed Success Fee(s) shall be reduced by […***…]%, if a Transaction is completed within […***…] months after the termination of the Agreement as set forth in this Section 3.2.3.

3.2.4	The Parties agree that BRESLIN shall not be entitled to any Success Fee in case of termination of this Agreement by Mymetics for material breach by BRESLIN of any obligation under this Agreement.

3.2.5
MYMETICS shall be authorized at all time and at its sole discretion to pay up to […***…]% of the Success Fee(s) under the form of an assignment of MYMETICS shares to BRESLIN at their fair market value.

3.2.6	The payment schedule of the Success Fee(s) are as follows:

(i) In case of cash-/upfront-/milestone payment, MYMETICS will pay the Success Fee(s) to BRESLIN each time within 30 days after the Transaction partner(s) has made a cash-/upfront-/milestone payment to MYMETICS under a Transaction; (ii) in case of assets payment, MYMETICS will pay the Success Fee(s) to BRESLIN each time within 30 days after receipt of assets by MYMETICS from the Transaction partner(s) under a Transaction; (iii) in case of royalties payment, MYMETICS will pay […***…] of the fixed Success Fee to BRESLIN, within 30 days after the closing of the Transaction and the remaining two thirds of the fixed Success Fee to BRESLIN, within 30 days after the Transaction partner(s) has made the first royalty payment to MYMETICS under a transaction.

3.2.7
If the Parties cannot agree on the fair market value of the assets as set forth under Section 3.2.1(ii) or of MYMETICS’ shares as set forth under Section 3.2.5, each Party may request its determination by an independent expert, or if such independent expert refuses or is not able to act, by an experienced international accounting firm appointed by the President of the Lausanne, Switzerland, Chamber of Commerce, ("Expert") using accounting methods customarily used at that time to establish the value of businesses in the relevant industry. The fair market value as determined by the Expert shall be binding and final on the Parties, unless based on calculation errors, in which case the fair market value as corrected by the Expert shall be binding.

4.	COSTS AND EXPENSES

Except for the costs part of the Retainer Fee (see Section 3.1.3 above), MYMETICS will reimburse BRESLIN in a timely manner for all reasonable additional costs and expenses, including travel expenses, subject to the prior approval by MYMETICS of at least 30 days in advance. Section 4 does not preclude the Parties to negotiate a limit or lump sum limit for such costs and expenses.

5.	EXCLUSIVITY

Upon execution of this Agreement, BRESLIN will represent MYMETICS as exclusive Transaction facilitator with regard to the geographic area(s) described in Section 2. MYMETICS will disclose the names of all potential Transaction partners already being contacted by MYMETICS prior to the execution of this Agreement.

6.	DURATION OF AGREEMENT

This Agreement becomes effective after execution of both Parties on the 30 of June 2015 for a period of 6 months and can be terminated by either Party, upon prior written notice to the other Party of 2 weeks. After 6 months, this Agreement will be automatically extended for periods of 3 months, unless terminated by either Party upon written notice to the other Party 15 days prior to the end of a month. Sections 3.2.2 to 3.2.4, 8.4, 8.7 and 8.8 shall survive any expiration or termination of this Agreement.

7.	PUBLICITY

Following the successful completion of a Transaction, BRESLIN may place announcements and advertisements in financial and other newspapers and journals at BRESLIN’s expense, describing BRESLIN’s services to MYMETICS, subject to prior MYMETICS’s consent. BRESLIN may announce that it has acted as advisor and consultant to MYMETICS in connection to this Agreement.

8.	MISCELLANEOUS

8.1
BRESLIN will use and rely primarily on the information provided by MYMETICS and on the information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same. BRESLIN does therefore not assume responsibility for the accuracy or completeness of this information.

8.2
Unless provided otherwise in this Agreement, BRESLIN is an independent contractor, not an agent or employee of MYMETICS and is not authorized to act on behalf of MYMETICS. BRESLIN shall have no authority to bind MYMETICS and will not hold itself out to third parties as having such authority. BRESLIN shall be solely responsible for taxes and other wage deductions of its employees and consultants performing the services.

8.3
BRESLIN, when representing MYMETICS as exclusive Transaction facilitator, is authorized to transmit to any interested potential partner a copy or copies of the business plan, teaser or any other documentation, supplied by MYMETICS to BRESLIN as Transaction facilitator for transmission to any interested potential partner on behalf of MYMETICS.

8.4
Save for the documents as set forth under Section 8.3, BRESLIN agrees to keep the information provided by MYMETICS confidential and will not make use thereof, except for performing the services hereunder for MYMETICS, unless (i) disclosure is required by law, (ii) any information is or becomes generally available to the public, or (iii) any information was or becomes available to BRESLIN on a non-confidential basis from a source other than MYMETICS or any of its representatives. The Parties have agreed to a separate CDA, which shall prevail in case of contradiction with this Section 8.4.

8.5
Save where the law provides for another form, this Agreement may be amended or supplemented, or the performance of a provision hereof waived only by an instrument in writing executed, notarized if legally required, and delivered by a duly authorized director or officer or attorney-in-fact of each Party, including for any amendment to this Section 8.5.

8.6
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The same shall apply in case of any unintended gap.

8.7	This Agreement and all controversies arising from and relating to the performance under this Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

8.8	Any dispute, controversy or claim arising out of or in connection with this Agreement shall be resolved by the competent courts of canton Vaud, Switzerland.

The Parties hereto have caused this Agreement to be executed by their fully authorized representatives as of the respective dates written below.

Date:

	For MYMETICS S.A.	BRESLIN AG

By:	/s/ Ronald H.G. Kempers	/s/ David Karabelnik
	Ronald H.G. Kempers	Dr. David Karabelnik
	Chief Executive Officer	CEO & Managing Partner

By:
	[•]	Klaus Berding
	[•]	Director & Partner

APPENDIX A – Mymetics established contacts for intra-nasal influenza vaccine candidate

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